Exhibit 99.1

Bowne & Co., Inc. 345 Hudson Street 212/886-0614 Fax: 212/924-5500

News Release

Investor Relations Contact:	Media Contact:
William J. Coote	Kate O’Brien
VP & Treasurer	Director, Corporate Communications
212-886-0614	212-229-7214
bill.coote@bowne.com	kate.obrien@bowne.com

For Immediate Release

Bowne Sells Globalization Business to Lionbridge

NEW YORK, June 27, 2005 — Bowne & Co., Inc. (NYSE: BNE) announced today that it has entered into a definitive agreement to sell Bowne Global Solutions to Lionbridge Technologies, Inc. (Nasdaq: LIOX), a provider of globalization and testing services, for a total sale price with a value of at least $180 million.

Bowne Global Solutions (BGS) provides language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

“This transaction is a significant step in Bowne’s continuing efforts to sharpen our focus on the core business upon which our company has been built,” said Bowne Chairman and Chief Executive Officer Philip Kucera. “We believe this transaction provides significant benefits to Bowne shareholders by unlocking the value of BGS. Bringing together BGS and Lionbridge will benefit both companies’ clients, employees and shareholders.”

“This combination is strategically compelling. We are leveraging the combined capabilities of two successful organizations,” said Rory Cowan, Chairman and Chief Executive Officer of Lionbridge Technologies. “Customers will benefit from a unified commitment to service excellence, the most advanced technology-enabled services and the efficiencies that joining the two companies will bring. Our employees will benefit from our shared traditions of growth, innovation and career advancement. Shareholders will benefit from the combined efficiencies, broadening of revenues and industry leadership.”

Under the terms of the agreement, the consideration consists of at least $130 million in cash and 9.4 million shares of Lionbridge common stock. If the shares issued to Bowne do not have a value of $50 million at the time of closing, Lionbridge will issue a subordinated note to Bowne of up to $20 million to bring the value of the shares, together with the note, to $50 million. If the shares have a value greater than $68 million, the number of shares will be reduced so that the value is no greater than $68 million. Bowne will also receive one seat on the Lionbridge Board of Directors.

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The Bowne Board of Directors is reviewing plans for the proceeds from the sale. Alternatives under review include further investment in the core businesses (including strategic acquisitions), debt retirement, share repurchases and/or cash dividends. Bowne currently has authorization for the buyback of up to $35 million of the company’s common stock.

The transaction is subject to customary closing conditions. Goldman, Sachs & Co. served as the financial advisor to Bowne.

The Company stated that its full-year guidance, regarding BGS’ revenue of $225 to $265 million and segment profit of $19 to $24 million, is unchanged from the outlook provided April 28, 2005.

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Bowne has scheduled a conference call to discuss this transaction with investors on Tuesday, June 28 at 10:00 a.m. (Eastern Time). To join the webcast, log on to http://www.bowne.com. To access the call via telephone, please dial:

     Domestic callers: (877) 502-9272
     International callers: (913) 981-5581

A replay of the call will be available at http://www.bowne.com from 1 p.m., June 28, through midnight, July 12, 2005. To access the rebroadcast via telephone, please dial: (888) 203-1112 (domestic) or (719) 457-0820 (international); use passcode 3605414.

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Forward-Looking Statement

The company noted that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, failure to receive regulatory approval for the sale, the opportunity to successfully reinvest the proceeds from the transaction, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.

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About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 21 solution centers in 9 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

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